MARATHON OIL CORPORATION REPORTS
THIRD QUARTER 2009 RESULTS

HOUSTON, Nov. 3, 2009 – Marathon Oil Corporation (NYSE:MRO) today reported third quarter 2009 net income of $413 million, or $0.58 per diluted share. Net income in the third quarter 2008 was $2.064 billion, or $2.90 per diluted share. For the third quarter 2009, adjusted net income was $436 million, or $0.61 per diluted share, compared to adjusted net income of $1.963 billion, or $2.76 per diluted share, for the third quarter of 2008.

	Three Months Ended
	September 30
(In millions, except per diluted share data)	2009	2008 (b)

Adjusted net income (a)	$436	$1,963
Adjustments for special items (net income of taxes):
Gain (loss) on U.K. natural gas contracts	(7)	101
Loss on disposal of assets	(16)	-
Net income	$413	$2,064
Adjusted net income (a) – per diluted share	$0.61	$2.76
Net income – per diluted share	$0.58	$2.90
Revenues and other income	$14,477	$23,301
Weighted average shares – diluted	711	711
(a)
Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.  See below for further discussion of adjusted net income.

(b)	Previously reported revenues and other income have been revised to reflect the presentation of Marathon’s Irish and Gabonese businesses as discontinued operations.

“Marathon's strong and balanced portfolio of businesses performed well in the third quarter, despite ongoing uncertainties throughout the global economy,” said Clarence P. Cazalot, Jr., president and CEO of Marathon. “In our Exploration and Production segment, production available for sale rose 5 percent from the year-ago quarter, and the Company made progress on development projects in Norway, the Gulf of Mexico and elsewhere. Our Refining, Marketing and Transportation segment once again out-performed its peers in the domestic market that saw significantly lower gross margins versus a year ago. Another bright spot was our Speedway SuperAmerica LLC business, which recorded higher same-store gasoline sales volumes and merchandise sales in the third quarter of 2009 from the year-ago period. The Garyville Major Expansion project is nearing completion, and we look forward to an on-schedule startup by year's end.”

Segment Results

Total segment income was $687 million in the third quarter of 2009, compared to $1.993 billion in the third quarter of 2008.

	Three Months Ended
	September 30
(In millions)	2009	2008(b)

Segment Income
Exploration and Production
United States	$32	$285
International	459	584
Total E&P	491	869
Oil Sands Mining	25	288
Refining, Marketing and Transportation	158	771
Integrated Gas	13	65
Segment Income (a)	$687	$1,993
(a)	See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.
(b)	Previously reported Exploration and Production segment income has been revised to reflect the presentation of Marathon’s Irish and Gabonese businesses as discontinued operations.

Exploration and Production

Exploration and Production (E&P) segment income totaled $491 million in the third quarter of 2009, compared to $869 million in the third quarter of 2008. The decrease was primarily a result of lower liquid hydrocarbon and natural gas price realizations, partially offset by lower operating expenses.

Reflecting Marathon’s continued focus on controlling costs, the Company achieved a 10 percent reduction in operating costs per barrel of oil equivalent (boe) for the first nine months of 2009 compared to the same period in 2008, excluding production taxes and depreciation, depletion and amortization (DD&A).

Third quarter 2009 sales volumes, which exclude the Company’s Gabonese operations now reported as discontinued operations, averaged 366,000 barrels of oil equivalent per day (boepd). Production available for sale was up 5 percent to 393,000 boepd from 375,000 boepd in the same quarter of 2008. The primary difference between recorded sales volumes and production volumes available for sale is due to the timing of international oil liftings.

For the first nine months of 2009, production available for sale from continuing operations averaged 405,000 boepd, up 11 percent compared to 365,000 boepd in the same period last year. Production increases for the third quarter and the first nine months of the year were primarily a result of Alvheim/Vilje in Norwa, which started production in mid-2008.

Including production from Gabon, as it was in the Company’s interim guidance, total volumes available for sale were 399,000 boepd in the third quarter 2009, at the top end of the Company’s previous guidance of 380,000 to 400,000 boepd. For the first nine months of 2009, total volumes available for sale were 413,000 boepd, a 9 percent increase over the same period in 2008. The Company has narrowed its full year 2009 projection for production available for sale to be between 405,000 and 410,000 boepd, from its previous guidance of 390,000 to 410,000 boepd. Both the current and the previous guidance include almost 6,000 boepd of production from Gabon, now reported as a discontinued operation.

International E&P income was $459 million in the third quarter of 2009, compared to $584 million in the third quarter of 2008. While international volumes were up, the decrease in income was primarily the result of lower price realizations – 42 percent lower for liquid hydrocarbons and 55 percent lower for natural gas. These decreases were partially offset by lower operating and exploration costs. Additionally, during the third quarter of 2009, the Company began to credit certain foreign taxes that were previously deducted. Partially offsetting this positive effect was a valuation allowance recorded on certain deferred tax assets that the Company does not expect to realize.

U.S. E&P reported income of $32 million in the third quarter of 2009, compared to income of $285 million in the third quarter of 2008. The decrease was primarily the result of lower price realizations – 43 percent lower for liquid hydrocarbons and 53 percent lower for natural gas – partially offset by reduced operating costs due to lower ad valorem and severance taxes. Additionally, exploration expenses decreased $45 million from the same period of 2008.

	Three Months Ended
	September 30
	2009	2008

Key E&P Production Statistics
Net Sales
United States – Liquids (mbpd)	63	63
United States – Natural Gas (mmcfpd)	339	426
International – Liquids (mbpd)	159	149
International – Natural Gas (mmcfpd)	528	499
Worldwide Net Sales from Continuing Operations (mboepd)	366	367
Worldwide Net Sales from Discontinued Operations (mboepd)	10	12
Worldwide Net Sales (mboepd)	376	379

During the quarter, Marathon announced with its partners that the Volund development off the coast of Norway achieved first production ahead of schedule, marking completion of Marathon’s next major field development project in Norway, which complements the Alvheim/Vilje developments. Due to the exceptional utilization of the Alvheim floating, production, storage and offloading (FPSO) vessel, the first Volund well is functioning as a swing producer until there is some natural decline in the Alvheim fields. The Volund field is expected to reach peak oil production of approximately 25,000 bpd (16,000 bpd net to Marathon), the timing of which is subject to available processing capacity on the Alvheim FPSO. Marathon holds a 65 percent working interest in Volund and serves as operator.

Also in Norway, Marathon and its partners announced the Marihone discovery, which is the first of several prospects near the Alvheim FPSO with tieback potential. The Marihone oil discovery is located in license PL340, about 12 miles south of the Volund and Alvheim fields. Marathon holds a 65 percent working interest in Marihone and serves as operator.

The Company also announced the deepwater Tebe discovery well on Block 31 offshore Angola. The well test results confirmed a flow rate in excess of 5,000 bpd. Marathon holds a 10 percent outside-operated working interest in Block 31.

In the Gulf of Mexico, the Company continued to make progress on well completions for its Droshky development on Green Canyon Block 244. Work is under way to install flowlines that will tie back the Droshky wells to the third-party operated Bullwinkle platform. First production from Droshky, in which Marathon holds a 100 percent operated working interest, is targeted for mid-2010.

Marathon currently has three rigs running in its Bakken program with plans to add a fourth rig late in the fourth quarter of 2009. Net production at the end of the third quarter amounted to approximately 11,000 boepd, compared to 7,300 boepd at the end of the third quarter 2008. Marathon’s total Bakken leasehold in North Dakota is approximately 335,000 net acres.

As part of the Company's targeted expansion into key North America resource plays, Marathon spud its first well in the Marcellus Shale play in West Virginia during the third quarter of 2009. The Company plans to spud three additional wells in the Marcellus play by the end of the year. In the Marcellus play, Marathon currently holds approximately 70,000 net acres in West Virginia and Pennsylvania.

Oil Sands Mining

Oil Sands Mining (OSM) segment income was $25 million for the third quarter of 2009 compared to $288 million in the third quarter of 2008 that included a $190 million after-tax gain on derivative instruments. Income was adversely affected by a 45 percent decrease in average synthetic crude oil realizations, partially offset by lower blendstock and energy costs.

	Three Months Ended
	September 30
	2009	2008

Key Oil Sands Mining Statistics

Net Bitumen Production (mbpd)	27	28
Net Synthetic Crude Oil Sales (mbpd)	33	32
Synthetic Crude Oil Average Realization (per bbl)(a)	$62.08	$113.42
(a)           Excludes gains and losses on derivative instruments.

The Athabasca Oil Sands Project (AOSP) Expansion 1 is on track and anticipated to begin mining operations in the second half of 2010, and upgrader operations in late 2010 or early 2011. The AOSP Expansion 1 includes construction of mining and extraction facilities at the Jackpine mine, expansion of treatment facilities at the existing Muskeg River mine, expansion of the Scotford upgrader and development of related infrastructure.

In October, the Government of Canada and Government of Alberta jointly announced their intent to partially fund AOSP’s Quest Carbon Capture and Storage (CCS) project. Under the terms of their Letters of Intent, the Government of Alberta would contribute CAD$745 million and the Government of Canada would provide CAD$120 million toward the project’s development. A final investment decision on the Quest CCS project will be made at a later date, and is subject to regulatory approvals, stakeholder engagement, detailed engineering studies, as well as a final joint venture partner agreement. Marathon has a 20 percent interest in AOSP along with partners Shell Canada (60 percent and operator) and Chevron Canada Limited (20 percent).

Refining, Marketing and Transportation

Refining, Marketing and Transportation (RM&T) segment income was $158 million in the third quarter of 2009 compared to $771 million in the third quarter of 2008. The third quarter 2009 refining and wholesale marketing gross margin of decreased to 7.62 cents per gallon from 25.19 cents in the third quarter of 2008. The gross margin decline was consistent with the declines in crack spreads as reflected in the relevant market indicators [Light Louisiana Sweet (LLS) 6-3-2-1 crack spreads] in the Midwest (Chicago) and Gulf Coast, and the substantial reduction in the sweet-sour differential. Marathon’s third quarter 2009 refining and wholesale marketing gross margin included a pretax derivative loss of $17 million. The third quarter 2008 gross margin included pretax derivative gains of $156 million.

Crude oil refined during the third quarter of 2009 averaged 1,019,000 bpd, compared to 955,000 bpd in the third quarter of 2008, and total refinery throughputs were 1,190,000 bpd, approximately 4 percent higher than the 1,144,000 bpd in the third quarter of 2008.

Marathon's RM&T segment achieved operating costs reductions of approximately 9 percent for the first nine months of 2009 compared to the same period 2008, excluding changes in crude and product purchases, depreciation, energy prices and other variable expenses.

	Three Months Ended
	September 30
	2009	2008

Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	1,019	955
Other Charge and Blend Stocks (mbpd)	171	189
Total Refinery Inputs (mbpd)	1,190	1,144
Refined Products Sales Volumes (mbpd)	1,400	1,357
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.0762	$0.2519

Speedway SuperAmerica LLC (SSA) gasoline and distillate gross margin per gallon averaged 14 cents in the third quarter of 2009, compared to 16.9 cents in the third quarter of 2008. SSA third quarter 2009 same store gasoline sales volumes increased approximately 3 percent over the third quarter of 2008, while same store merchandise sales increased approximately 12 percent for the same period.

As of Oct. 31, the Garyville Major Expansion project was approximately 98 percent complete with an on-schedule startup expected late in the fourth quarter 2009. This expansion will increase the Garyville refinery’s crude oil refining capacity by 180,000 bpd, improving scale efficiencies and feedstock flexibility. In early January 2010, Marathon plans to commence an extended turnaround at the existing 256,000 bpd base refinery in Garyville. The entire facility (existing base and expansion) is expected to reach full refining capacity by the second quarter of 2010.

Integrated Gas

Integrated Gas segment income was $13 million in the third quarter of 2009 compared to $65 million in the third quarter of 2008. The decrease was primarily a result of lower liquefied natural gas (LNG) price realizations. The LNG sales contract in Equatorial Guinea has a Henry Hub basis so the approximately 67 percent decline in this index had a dramatic effect on LNG profitability. During the third quarter of 2009 the LNG plant was down 14 days for planned maintenance versus the original 18-day schedule, but higher plant reliability had a positive impact on year-over-year volumes. Marathon holds a 60 percent interest in the facility. Marathon’s methanol realizations were also down during the third quarter of 2009, in line with global methanol prices.

	Three Months Ended
	September 30
	2009	2008

Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	6,372	6,048
Methanol	1,145	757

Corporate

Marathon has certain income tax balances denominated in foreign currencies. Fluctuations in currency exchange rates cause the U.S. dollar value of these tax balances to change with the related currency gains and losses reflected within the provision for income taxes. For the third quarter of 2009, Marathon’s provision for income taxes included a $114 million foreign currency remeasurement loss primarily related to its income tax balances in Canada, compared to a $76 million foreign currency remeasurement benefit in the same period of 2008.

Marathon expects the overall corporate effective income tax rate on adjusted pretax income to be between 54 and 59 percent for the full year 2009, excluding the effect of foreign currency remeasurement of tax balances. For the third quarter 2009, the effective income tax rate on adjusted pretax income was 47 percent, excluding the foreign currency remeasurement loss described above.

During the third quarter of 2009, Marathon entered into a definitive agreement with Perenco S.A., under which Perenco will purchase Marathon’s wholly owned subsidiary, Marathon Oil Gabon Limited, for $282 million excluding any purchase price adjustments at closing. The companies expect to close the transaction, subject to consultation with the Gabonese Government, during the fourth quarter of 2009 with an effective date of Jan. 1, 2009. Marathon’s net production available for sale from Gabon for the third quarter 2009 averaged approximately 6,000 boepd. With the pending transaction, Marathon plans to exit its existing Gabon business, and as discussed under the E&P segment results, the activities of this business have been presented as discontinued operations and excluded from E&P segment income for all periods presented.

Since launching its asset review and divestiture program in March 2008, Marathon’s announced asset sales, including the Gabon transaction, amount to approximately $3.5 billion in transaction values.

Special Items

Marathon had two natural gas sales contracts in the United Kingdom that were accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts were required to be recognized in earnings. In the third quarter of 2009, the non-cash after-tax mark-to-market loss on these contracts related to sales of natural gas from the Brae field complex totaled $7 million. Due to the volatility in the fair value of these contracts, Marathon has consistently excluded these non-cash gains and losses from adjusted net income. These contracts expired in September 2009.

Adjustments to the gains and losses on certain previously reported asset sales were recorded in the third quarter of 2009 and have been excluded from adjusted net income.

The Company will conduct a conference call and webcast today, Nov. 3, at 2:00 p.m. EST during which it will discuss third quarter results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon website at www.Marathon.com. Replays of the webcast will be available through Nov. 17, 2009. Quarterly financial and operational information is also provided on Marathon’s Web site at http://ir.marathon.com in the Quarterly Investor Packet.

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “adjusted net income,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and “adjusted net income” is provided in a table on page 1 of this release. “Adjusted net income” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “adjusted net income” to evaluate Marathon's financial performance between periods. Management also uses “adjusted net income” to compare Marathon's performance to certain competitors.

This release contains forward-looking statements with respect to timing and levels of future production, anticipated future drilling activity, the Volund development, the Droshky development, the AOSP Phase 1 expansion, the Garyville Major Expansion project, the anticipated sale of a wholly owned subsidiary and the overall corporate effective income tax rate. Factors that could potentially affect timing and levels of future production, the anticipated future drilling activity, the Volund development and the Droshky development include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations.  Factors that could affect the AOSP Phase 1 expansion, and the Garyville Major Expansion project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects. The AOSP Phase 1 expansion could be further affected by commissioning and start-up risks associated with proto-type equipment and new technology. The sale of a wholly owned subsidiary is subject to customary closing conditions and consultation with the Gabonese Government. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. The overall corporate effective income tax rate is a preliminary estimate and is subject to change.  Actual results may differ materially from this estimate. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2008, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren	713-296-4103
John Porretto	713-296-4102
Investor Relations Contacts:
Howard Thill	713-296-4140
Chris Phillips	713-296-3213

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In millions, except per share data)	2009	2008	2009	2008
Revenues and other income:

Sales and other operating revenues
(including consumer excise taxes)	$14,335	$22,332	$37,509	$60,641
Sales to related parties	27	637	68	1,865
Income from equity method investments	75	270	184	735
Net gain on disposal of assets	5	15	200	37
Other income	35	47	112	151

Total revenues and other income	14,477	23,301	38,073	63,429
Costs and expenses:
Cost of revenues (excludes items below)	10,963	16,978	28,080	49,342
Purchases from related parties	133	244	338	609
Consumer excise taxes	1,258	1,273	3,658	3,784
Depreciation, depletion and amortization	630	584	1,988	1,513
Selling, general and administrative expenses	323	349	935	1,008
Other taxes	98	126	296	376
Exploration expenses	55	108	181	367

Total costs and expenses	13,460	19,662	35,476	56,999

Income from operations	1,017	3,639	2,597	6,430

Net interest and other financing costs	(35)	(46)	(63)	(48)

Income from continuing operations before
income taxes	982	3,593	2,534	6,382

Provision for income taxes	590	1,601	1,549	2,949

Income from continuing operations	392	1,992	985	3,433

Discontinued operations	21	72	123	136

Net income	$413	$2,064	$1,108	$3,569

Per Share Data

Basic:
Income from continuing operations	$0.55	$2.82	$1.39	$4.84
Discontinued operations	$0.03	$0.10	$0.17	$0.19
Net income	$0.58	$2.92	$1.56	$5.03

Diluted:
Income from continuing operations	$0.55	$2.80	$1.39	$4.81
Discontinued operations	$0.03	$0.10	$0.17	$0.19
Net income	$0.58	$2.90	$1.56	$5.00

Dividends paid	$0.24	$0.24	$0.72	$0.72
Weighted Average Shares:
Basic	709	707	709	710
Diluted	711	711	711	714

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions)	2009	2008	2009	2008

SEGMENT INCOME (LOSS)
Exploration and Production
United States	$32	$285	$(61)	$888
International	459	584	843	1,428
E&P segment	491	869	782	2,316
Oil Sands Mining	25	288	3	158
Refining, Marketing and Transportation	158	771	482	854
Integrated Gas	13	65	53	266
Segment Income	687	1,993	1,320	3,594

Items not allocated to segments, net of income taxes:
Corporate and other unallocated items	(159)	(178)	(299)	(253)
Foreign currency remeasurement of taxes	(114)	76	(180)	111
Gain (loss) on U.K. natural gas contracts	(7)	101	37	(19)
Gain (loss) on disposal of assets	(15)	-	107	-
Gain (loss) on disposal of discontinued operations	(1)	-	37	-
Discontinued operations	22	72	86	136
Net income	$413	$2,064	$1,108	$3,569

CAPITAL EXPENDITURES
Exploration and Production	$516	$686	$1,490	$2,281
Oil Sands Mining	267	271	834	781
Refining, Marketing and Transportation	634	765	2,007	1,978
Integrated Gas	-	3	1	4
Discontinued Operations	3	52	66	106
Corporate	10	9	18	18
Total	$1,430	$1,786	$4,416	$5,168

EXPLORATION EXPENSES
United States	$23	$68	$88	$173
International	32	40	93	194
Total	$55	$108	$181	$367

Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbpd)
United States	63	63	64	63
Europe	76	66	87	43
Africa	83	83	87	86
Total International	159	149	174	129
Worldwide Continuing Operations	222	212	238	192
Discontinued Operations	10	12	6	7
Worldwide	232	224	244	199
Net Natural Gas Sales (mmcfpd)(a)
United States	339	426	376	446
Europe	119	153	143	164
Africa	409	346	427	379
Total International	528	499	570	543
Worldwide Continuing Operations	867	925	946	989
Discontinued Operations	-	3	22	31
Worldwide	867	928	968	1,020
Total Worldwide Sales (mboepd)
Continuing Operations	366	367	396	357
Discontinued Operations	10	12	9	12
Worldwide	376	379	405	369

Average Realizations (b)
Liquid Hydrocarbons (per bbl)
United States	$61.07	$106.81	$50.19	$100.27
Europe	70.58	118.52	60.10	115.15
Africa	60.50	107.47	49.67	101.33
Total International	65.32	112.33	54.88	105.90
Worldwide Continuing Operations	64.12	110.69	53.62	104.05
Discontinued Operations	67.77	123.06	56.27	112.37
Worldwide	$64.27	$111.33	$53.68	$104.33

Natural Gas (per mcf)
United States	$3.63	$7.70	$3.94	$7.70
Europe	4.87	8.76	4.89	7.94
Africa (c)	0.25	0.25	0.25	0.25
Total International	1.29	2.86	1.41	2.57
Worldwide Continuing Operations	2.20	5.09	2.42	4.88
Discontinued Operations	-	13.79	8.54	8.98
Worldwide	$2.20	$5.11	$2.56	$5.00

(a)
Includes natural gas acquired for injection and subsequent resale of 18 mmcfpd and 2 mmcfpd in the third quarters of 2009 and 2008, and 20 mmcfpd and 21 mmcfpd for the first nine months of 2009 and 2008.

(b)	Excludes gains and losses on derivative instruments (including the unrealized effects of U.K. natural gas sales contracts that are accounted for as derivatives).
(c)
Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees.  Marathon includes its share of Alba Plant LLC’s income in the Exploration and Production segment and its share of AMPCO’s and EGHoldings’ income in the Integrated Gas segment.

Preliminary Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions, except as noted)	2009	2008	2009	2008

OSM OPERATING STATISTICS

Net Bitumen Production (mbpd)	27	28	26	25
Net Synthetic Crude Oil Sales (mbpd)	33	32	31	31
Synthetic Crude Oil Average Realization (per bbl) (d)	$62.08	$113.42	$52.02	$106.37

RM&T OPERATING STATISTICS

Refinery Runs (mbpd)
Crude oil refined	1,019	955	943	941
Other charge and blend stocks	171	189	197	201
Total	1,190	1,144	1,140	1,142

Refined Product Yields (mbpd)
Gasoline	687	586	655	598
Distillates	330	358	319	336
Propane	23	21	23	22
Feedstocks and special products	75	95	66	104
Heavy fuel oil	22	20	23	24
Asphalt	70	79	70	75
Total	1,207	1,159	1,156	1,159

Refined Products Sales Volumes (mbpd)(e)	1,400	1,357	1,353	1,335

Refining and Wholesale Marketing GrossMargin (per gallon) (f)	$0.0762	$0.2519	$0.0808	$0.1137

Speedway SuperAmerica
Retail outlets	1,610	1,620	-	-
Gasoline and distillate sales (millions of gallons)	818	796	2,408	2,376
Gasoline and distillate gross margin (per gallon)	$0.1399	$0.1690	$0.1175	$0.1235
Merchandise sales	$842	$764	$2,341	$2,133
Merchandise gross margin	$207	$197	$577	$541

IG OPERATING STATISTICS
Net Sales (metric tonnes per day)(g)
LNG	6,372	6,048	6,583	6,453
Methanol	1,145	757	1,220	1,024
(d)	Excludes gains and losses on derivative instruments.
(e)	Total average daily volumes of all refined product sales to wholesale, branded and retail customers.
(f)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.
(g)
Includes both consolidated sales volume and Marathon’s share of sales volumes of equity method investees.  LNG sales from Alaska are conducted through a consolidated subsidiary.  LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.